Lake Shore Bancorp, Inc. 8-K

Exhibit 99.1
LAKE SHORE BANCORP, INC.  NAMES GARY W. WINGER BOARD CHAIRMAN

DUNKIRK, N.Y. — January 28, 2013 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), today announced that its Board of Directors has named Gary W. Winger to succeed Michael E. Brunecz as Chairman of the Board of Directors effective May 22, 2013.  At that time, Mr. Winger will also succeed Mr. Brunecz as Chairman of the Board of Directors for Lake Shore, MHC, (the “MHC”) the mutual holding company that owns 61.4% of the Company’s outstanding common stock. Mr. Brunecz, who has served as a director since 1984 and as the Chairman since 1993, has reached the mandatory retirement age.

  Mr. Winger, a director of the Company since 1997, has served as the Vice Chairman since 2010 and as the Chairman of the Compensation Committee since 2006.  He is a current member of the Audit Committee and past member of the Asset-Liability Committee.  He is a principal of Compass Consulting, Inc., a firm that provides consulting services in the area of higher education.  Mr. Winger was previously the Dean of Administration and Chief Financial Officer at Jamestown Community College, as well as the Chief Development Officer and Executive Director for the Jamestown Community College Foundation.  He is currently a trustee for the Jamestown YWCA organization and has previously served as Treasurer of the Jamestown Community College Faculty Student Association, as past Chairman of the United Way Campaign for Southern Chautauqua County and as a board member in the Jamestown, New York area for the Adult Day Care Center, the Dispute Settlement Center and the Chautauqua County Charter Commission.  Mr. Winger and his wife, Gretchen, have two grown children and reside in Ashville, New York.

“We are pleased to announce the appointment of Mr. Winger as Chairman of the Board.  Mr. Winger’s in-depth knowledge of banking, along with his strong leadership skills, will benefit our organization and the Bank’s commitment to our customers and our communities,” stated Company President and CEO, Daniel P. Reininga.  “Mr. Winger’s appointment will continue the outstanding legacy left by Mr. Brunecz’s knowledge and leadership over the last 29 years, which has positively impacted the Bank’s growth and success.”

In addition, the Company’s Board of Directors announced that James P. Foley, DDS, who has served as a director since 1983, will also be stepping down effective May 22, 2013 as a result of reaching the mandatory retirement age.

“On behalf of the Company we would like to thank both Mr. Brunecz and Dr. Foley for their combined 59 years of service.  During their tenure and under their leadership and guidance, the Company has grown from one branch office to 10 branch locations throughout Chautauqua and Erie counties, and asset size has increased from approximately $60 million to nearly $500 million,”  stated Mr. Reininga.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York. The Company had total assets of $498.7 million and total deposits of $392.6 million as of September 30, 2012. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Orchard Park, East Amherst, Kenmore, Depew and Hamburg, offering a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact:

Rachel A. Foley
Chief Financial Officer
Lake Shore Bancorp, Inc.
31 East Fourth Street
Dunkirk, New York 14048
(716) 366-4070 ext. 1220